Exhibit 8.1

ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE
MILWAUKEE, WI 53202-5306
414.271.2400 TEL
414.297.4900 FAX
www.foley.com

April 5, 2007	CLIENT/MATTER NUMBER
052406-0233
MGIC Investment Corporation
250 East Kilbourn Avenue
Milwaukee, WI 53202
Ladies and Gentlemen:
          We have acted as counsel to MGIC Investment Corporation, a Wisconsin corporation (“MGIC”), in connection with the proposed merger (the “Merger”) of Radian Group Inc., a Delaware corporation (“Radian”), with and into MGIC pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of February 6, 2007, by and between Radian and MGIC. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Agreement.
          In connection with this opinion, and with the consent of MGIC and the consent of Radian, we are relying upon (without any independent investigation or review thereof other than such investigations and reviews as we have deemed necessary to fulfill our professional responsibilities as counsel) the truth and accuracy, at all relevant times, of the statements, representations, and warranties contained in the following documents:
          (1) The Agreement.
          (2) The registration statement of MGIC on Form S-4 (as amended through the date hereof, the “Registration Statement”) filed with the Securities and Exchange Commission in connection with the Merger.
          (3) The representations made to us by MGIC in its representation letter dated April 5, 2007.
          (4) The representations made to us by Radian in its representation letter dated April 5, 2007.
          (5) Such other instruments and documents relating to the organization and operation of MGIC and Radian, and to the consummation of the Merger, as we have deemed necessary or appropriate for purposes of our opinion.
     For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Agreement, without

BOSTON	LOS ANGELES	SACRAMENTO	TALLAHASSEE
BRUSSELS	MADISON	SAN DIEGO	TAMPA
CHICAGO	MILWAUKEE	SAN DIEGO/DEL MAR	TOKYO
DETROIT	NEW YORK	SAN FRANCISCO	WASHINGTON, D.C.
JACKSONVILLE	ORLANDO	SILICON VALLEY

MGIC Investment Corporation
April 5, 2007

the waiver of any conditions to any party’s obligation to effect the Merger, (ii) that documents submitted to us as original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, and (v) that the covenants set forth in the Agreement will be complied with.
          Furthermore, we have assumed, with your permission and without independent investigation (other than such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel), that, as to all matters in which a person making a representation has represented that such person or a related party is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement to take action, there is in fact no plan, intention, understanding, or agreement, and such action will not be taken.
          Subject to the assumptions set forth above, we are of the opinion that (a) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) the discussion in the Registration Statement under the heading “MERGER PROPOSAL TO BE CONSIDERED AT THE ANNUAL MEETINGS OF MGIC AND RADIAN—Material Federal Income Tax Consequences of the Merger” constitutes in all material respects a fair and accurate summary of the United States federal income tax consequences resulting from the Merger, subject to the qualifications and conditions set forth in the Registration Statement.
          Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today’s date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions. We undertake no responsibility to advise you of any future change in the matters stated or assumed herein or in the federal income tax laws or the application or interpretation thereof.
          We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the references to this opinion in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ FOLEY & LARDNER LLP